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                                                             EXHIBIT 99.1

                                                         FOR IMMEDIATE RELEASE

Contact:  Wil Goodrich, Vice President-Director of Marketing (209) 438-2600




                   REGENCY BANCORP ANNOUNCES 114 PERCENT INCREASE
                             IN FIRST QUARTER EARNINGS

     FRESNO, APRIL 7 -- Fresno-based Regency Bancorp, parent company of Regency Bank and Regency Investment Advisors, Inc., today announced that it earned $1.1 million or $0.42 per share in the first quarter of 1999. This was a 114 percent increase over the same period last year when its net income was $519,000 or $0.20 per share. This first quarter growth continues a trend that began a year ago when the company's net income reflected an increase of 121 percent over the $235,000 or $0.13 per share earned in the first quarter of 1997.

     Steve Hertel, chairman, president and chief executive officer of Regency Bancorp, stated that "the company continues to perform at an excellent level, having recorded its third consecutive net earnings quarter in excess of $1 million. Equally important, Regency's return on average assets was 1.99 percent for the first three months of 1999 compared to 1.11 percent for the same period in 1998. Our return on average common equity grew to 19.7 percent from 11.1 percent in the same period last year."

     By the end of the first quarter, the company's loan portfolio had reached a record $157 million, up $5.9 million or 4.0 percent since the end of the year and up $21.1 million or 15.5 percent from a year ago. While loan growth has been substantial, credit quality has continued to be strong. Nonperforming loans as a percentage of total loans declined 56.7 percent from 1.52 percent of total loans at the end of the 1998 first quarter to 0.66 percent at the end of the just concluded quarter. Last year's 1.52 percent was a 55.4 percent reduction from 3.41 percent at March 31, 1997.

     Of Regency's nonperforming loans, 77.5 percent are guaranteed by the U.S. Small Business Administration. Without those loans, the company's percentage of nonperforming loans to total loans would be 0.15 percent, well below state and national averages.

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     "The substantial improvement in earnings for the first quarter," Hertel said "was a direct result of our continued growth, our ability to maintain a high interest margin, and lower noninter-est expense. Compared to last year, net interest income increased by $480,000. We were also able to reduce noninterest expense by $135,000 or 5.9 percent. Our excellent net interest margin combined with the reduction in noninterest expense improved Regency's efficiency ratio to 55.7 percent from 69.2 percent at the end of last year's first quarter."

     The holding company also reported higher levels of assets and deposits for the first quarter. At March 31, 1999, assets were $228.1 million, up 18.7 percent from $192.1 million a year earlier and total deposits grew 15.8 percent from $169.9 million a year ago to $196.7 million at March 31, 1999. Also higher was shareholders' equity, up 19.8 percent to $23.1 million as compared to the end of last year's first quarter when it was $19.3 million.

     Regency Bancorp and its subsidiaries have served Fresno and the Central Valley since December of 1980. The company currently provides banking to the greater Fresno market and Madera County through its three branches and has a government-guaranteed loan production office in Modesto. Its stock trades over the counter under the symbol: REFN, with market makers such as: Van Kasper & Co., Hoefer & Arnett, and Sutro & Co., as well as other financial firms such as Banc Stock Financial Services.

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CERTAIN MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE FORWARD-LOOKING STATEMENTS
THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SUCH RISKS AND UNCERTAINTIES, WHICH COULD IMPACT FUTURE FINANCIAL PERFORMANCE, INCLUDE, AMONG OTHERS, (1)
COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN THE INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY;
(4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS
AND INFLATION; (6) CHANGES IN SECURITIES MARKETS; AND (7) YEAR 2000 COMPLIANCE PROBLEMS. THEREFORE, THE INFORMATION SET FORTH HEREIN SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF THE COMPANY AND THE BANK.
                                       # # #

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Regency Bancorp -- Summary Financial Data

                                                  FOR THE THREE MONTHS ENDED MAR. 31,
                                                  -----------------------------------
                                                            1999       1998
                                                     -------------------------
 RESULTS OF OPERATIONS:  $(000)
      Interest income                                       4,737      4,124
      Interest expense                                      1,415      1,283
                                                     -------------------------
    Net interest income                                     3,322      2,841
      Provision for credit losses                              75        125
                                                     -------------------------
    Net interest income after provision                     3,247      2,716
      Noninterest income                                      573        487
      Noninterest expense                                   2,170      2,304
                                                     -------------------------
    Income/(loss) before income taxes                       1,650        899
      Income tax expense                                      539        380
                                                     -------------------------
    Net income/(loss)                                       1,111        519
 BALANCE SHEET:  (END OF PERIOD) $(000)
    Total Assets                                          228,055    192,127
    Total Loans                                           157,085    136,043
    Investments                                            50,626     34,387
    Earning assets                                        209,022    169,875
    Investments in real estate                                -0-      1,798
    Total deposits                                        196,696    169,761
    Short term borrowings, notes payable,
      and capital leases                                    5,558        518
    Shareholders' equity                                   23,094     19,273
 FINANCIAL RATIOS: (PERIOD ANNUALIZED %)
    Return on average assets                                 1.99       1.11
    Return on average equity                                19.70      11.07
    Ending equity to average assets                         10.18      10.11
    Average earning assets to average assets                91.24      88.71
    Efficiency ratio                                        55.70      69.23
    Net interest margin                                      6.51       6.81
    Noninterest income to avg. assets                        1.03       1.04
    Noninterest expense to avg. assets                       3.88       4.90
    Loan loss reserve to total loans                         1.69       1.72
 PER SHARE:
    Earnings per share ($)                                    .42        .20
    Dividends ($)                                             .10        .00
    Book value (end of period) ($)                           8.80       7.34
    Market value (end of period) ($)                        15.50      14.19
    Market to book value (%)                                 1.76       1.93
    Price earnings (PE) ratio (%)                            9.03      17.68
    Shares outstanding                                  2,624,999  2,623,124


APRIL 7, 1999